Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 of Guilford Pharmaceuticals Inc. of our report dated January 8, 2004, with respect to the statements of revenue and direct expenses of the Aggrastat® Product Line of Merck & Co., Inc. for each of the years ended December 31, 2000, 2001 and 2002 which was filed as an exhibit to the current report on Form 8-K/A of Guilford Pharmaceuticals Inc. dated January 12, 2004. We also consent to the reference to our Firm under the caption “Experts” included in the registration statement.

New York, New York
July 27, 2004